EXHIBIT 99.1

Northern Oil & Gas Announces New Director

Wayzata, Minnesota (WIRE) - September 17, 2007 - Northern Oil & Gas, Inc. (OTCBB: NOGS) announced today the appointment of Lisa Bromiley Meier to the company’s Board of Directors.

Mrs. Meier is Chief Financial Officer and Senior Vice President of Flotek Industries, Inc. (AMEX: FTK), an oilfield services company specializing in innovative production chemicals and down-hole drilling and production equipment.

Prior to being named Chief Financial Officer at Flotek in 2004, Mrs. Meier worked in the energy audit practice at PricewaterhouseCoopers and in accounting roles for three Fortune 500 companies. At Flotek, Mrs. Meier has been instrumental in the company’s growth through the successful integration of 10 acquisitions, as well as the oversight of equity and credit capital expansions.

A Certified Public Accountant and a member of the American Institute of Certified Public Accountants, Mrs. Meier holds a BBA and Masters in Accountancy from the University of Texas. She was named the 2007 Chief Financial Officer of the Year by the Houston Business Journal.

“We are delighted Lisa Bromiley Meier has agreed to join the Board of Northern Oil & Gas,” said Michael Reger, Chief Executive Officer of Northern Oil & Gas. “Lisa brings a unique skill set and experience as the CFO of a fast-growing, small-cap oilfield services company that will benefit Northern and its shareholders as we continue to accelerate our exploration and development activity. We look forward to tapping her knowledge and experience as Northern builds a solid corporate governance foundation to support our anticipated growth.”

As an independent Director, Mrs. Meier will serve as the primary financial expert on the Northern Oil & Gas Board of Directors and will chair the company’s audit committee. As compensation for her agreement to serve, Mrs. Meier has received a restricted stock options grant.

About Northern Oil and Gas, Inc.:

Northern Oil & Gas is an exploration and production company based in Wayzata, Minnesota. The company currently controls approximately 30,000 net mineral acres in the Williston Basin and approximately 10,000 net mineral acres in the Appalachia Basin.

More information can be found at www.northernoil.com.

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Contacts

Northern Oil and Gas, Inc.
Michael Reger, CEO
Ryan Gilbertson, CFO
Phone: 952-476-9800
Fax: 952-476-9801
www.northernoil.com

Safe Harbor

Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of the Company's products, increased levels of competition for the Company, new products and technological changes, the Company's dependence on third-party suppliers, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.